Exhibit 99.1

              Paxar Corporation Reports Third Quarter 2004 Results

     WHITE PLAINS, N.Y.--(BUSINESS WIRE)--Oct. 27, 2004--Paxar Corporation (NYSE: PXR) today reported sales of $194 million, net income of $10.2 million and earnings per share of $0.25 for the quarter ended September 30, 2004. In the third quarter of 2003, sales were $171 million, net income was $3.9 million and earnings per share were $0.10. (See attached 2003 Reconciliation of GAAP to Non-GAAP Measures.)
     The Company indicated that sales in the third quarter of 2004 grew approximately 14% over the third quarter of 2003. Organic growth was 10%, the Alkahn acquisition contributed 2% and foreign exchange added 2%.
     Arthur Hershaft, Chairman and Chief Executive Officer, said, "I am very pleased to report that for the third quarter we exceeded our expectations for both sales and earnings. The strong sales and earnings growth realized in the quarter continues the trend of strong growth since the fourth quarter of 2003. The sales and earnings increases over these last nine months reflect solid growth in our markets and the strengthening of our position in those markets."
     Mr. Hershaft continued, "I am particularly pleased with the increase in our operating margin. For the third consecutive quarter, our operating margin has increased over the comparable prior year quarter. I am also pleased with our cash position that continues to grow through funds provided by our operating activities."
     Mr. Hershaft added, "Paxar has always been at the forefront of our industry's need to provide innovative new products and services in anticipation of and in response to a wide range of customer requirements. Throughout this year we have worked with some of the most progressive adopters of RFID, aimed at providing comprehensive solutions to meet their requirements in this emerging supply-chain application. We remain committed to offering a wide variety of leading edge products and services targeted to the retail and apparel supply chain."
     Mr. Hershaft concluded, "As we have done all year, we plan to deliver on the programs we initiated last year to enhance growth, improve margins, reduce costs and thereby increase value to our shareholders. For the fourth quarter, we are maintaining previously announced guidance of earnings per share in the range of $0.27 to $0.31 on sales of $195 million to $200 million. For the year, we project earnings per share in the range of $1.13 to $1.17 on sales of $792 million to $797 million."
     Paxar is a global leader in providing innovative merchandising systems to retailers and apparel customers. Paxar's concept to checkout capabilities, leadership in products and technology, global manufacturing operations, worldwide distribution network and brand recognition are enabling the Company to expand its competitive advantage and market share.
     Statements in this release about the future outlook related to Paxar Corporation involve a number of factors affecting the Company's businesses and operations, which could cause actual future results to differ materially from those contemplated by forward-looking statements. Forward-looking statements include those indicated by words such as "project," "anticipate" and "expect." Affecting factors include general economic conditions, the performance of the Company's operations within its prevailing business markets around the world, as well as other factors set forth in Paxar's 2003 Annual Report on Form 10-K.

     For more information on Paxar call Investor Relations - 914.697.6862 or visit our Company's Web site www.paxar.com

     - Financial Tables To Follow -


PAXAR CORPORATION
Consolidated Statements of Income
---------------------------------
(in millions, except per share
 amounts)



                                 Three Months Ended  Nine Months Ended
                                     September           September
                                        30,                  30,
                                 ------------------ ------------------
                                    2004     2003      2004     2003
                                  --------  -------   -------  -------
                                     (Unaudited)        (Unaudited)
Sales                               $194.2  $170.7     $597.0  $517.3
Cost of sales                        119.1   106.0      365.6   321.5
                                  --------  -------   -------  -------
    Gross profit                      75.1    64.7      231.4   195.8
Selling, general and
 administrative expenses              59.2    52.6      178.2   160.6
Integration/restructuring and
 other costs                             -     4.1          -    10.8
                                  --------  -------   -------  -------
    Operating income                  15.9     8.0       53.2    24.4
Interest expense, net                  2.6     2.9        8.1     8.4
                                  --------  -------   -------  -------
    Income before taxes               13.3     5.1       45.1    16.0
Taxes on income                        3.1     1.2       10.4     3.7
                                  --------  -------   -------  -------
    Net income                       $10.2    $3.9      $34.7   $12.3
                                  ========  =======   =======  =======

Basic earnings per share             $0.26   $0.10      $0.88   $0.32
Diluted earnings per share           $0.25   $0.10      $0.86   $0.31
                                  ========  =======   =======  =======

Weighted average shares
 outstanding:
   Basic                              39.6    39.0       39.5    39.0
   Diluted                            40.9    39.5       40.4    39.5
                                  ========  =======   =======  =======
Ratios
------
  Gross margin                        38.7%   37.9%      38.8%   37.9%
  SG&A to sales                       30.5%   30.8%      29.8%   31.0%
  Operating margin                     8.2%    4.7%       8.9%    4.7%
  Net margin                           5.3%    2.3%       5.8%    2.4%
                                  ========  =======   =======  =======
Effective tax rate                    23.0%   23.0%      23.0%   23.0%
                                  ========  =======   =======  =======


PAXAR CORPORATION
Consolidated Balance Sheets
---------------------------
(in millions)

                                                  September   December
                                                      30,        31,
                                                     2004       2003
                                                  ---------- ---------
                                                  (Unaudited)
ASSETS
Current assets:
Cash and cash equivalents                              $84.8    $64.4
Accounts receivable                                    125.8    127.0
Inventories                                            100.6     94.1
Deferred income taxes                                   11.9     11.8
Other current assets                                    19.3     16.0
                                                  ---------- ---------

     Total current assets                              342.4    313.3
                                                  ---------- ---------

Property, plant and equipment, net                     164.5    163.8
Goodwill and other intangible, net                     216.7    213.6
Other assets                                            24.4     24.2
                                                  ---------- ---------

Total assets                                          $748.0   $714.9
                                                  ========== =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Due to banks                                            $4.9     $4.3
Accounts payable and accrued liabilities               118.5    103.1
Accrued taxes on income                                 16.6     11.8
                                                  ---------- ---------

     Total current liabilities                         140.0    119.2
                                                  ---------- ---------

Long-term debt                                         163.1    190.3
Deferred income taxes                                   12.4     11.9
Other liabilities                                       18.3     16.2
Shareholders' equity                                   414.2    377.3
                                                  ---------- ---------

Total liabilities and shareholders' equity            $748.0   $714.9
                                                  ========== =========


PAXAR CORPORATION
Reconciliation of GAAP to Non-GAAP Measures (Unaudited)
-------------------------------------------------------
(in millions, except per share amounts)

Paxar reports financial results in accordance with U.S. GAAP, and herein provides some non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. These non-GAAP measures are intended to supplement the Company's presentation of its financial results that are prepared in accordance with GAAP.

Paxar uses the non-GAAP measures presented to evaluate and manage the Company's operations internally. Paxar is also providing this information to assist investors in performing additional financial analysis that is consistent with financial models developed by research analysts who follow the Company.

The reconciliation set forth below is provided in accordance with Regulations G and S-K and reconciles the non-GAAP financial measures with the most directly comparable GAAP financial measures.



                                   Three Months        Nine Months
                                      Ended               Ended
                                    September 30,      September 30,
                                  ----------------- -----------------
                                     2004    2003      2004    2003
                                  --------- ------- --------- -------

Sales                               $194.2  $170.7    $597.0  $517.3
                                  ========= ======= ========= =======

Operating income as reported         $15.9    $8.0     $53.2   $24.4
    Non-GAAP adjustments:
    Integration/restructuring and
     other costs                         -     4.1         -    10.8
    Purchase accounting impact of
     recording Alkahn Labels,
     Inc.'s inventories at fair
     value                               -     0.3         -     0.3
                                  --------- ------- --------- -------

Non-GAAP operating income            $15.9   $12.4     $53.2   $35.5
                                  ========= ======= ========= =======

Non-GAAP operating margin              8.2%    7.3%      8.9%    6.9%
                                  ========= ======= ========= =======

Net income as reported               $10.2    $3.9     $34.7   $12.3
    Non-GAAP adjustments, net of
     taxes:
    Integration/restructuring and
     other costs                         -     2.7         -     7.4
    Purchase accounting impact of
     recording Alkahn Labels,
     Inc.'s inventories at fair
     value                               -     0.2         -     0.2
                                  --------- ------- --------- -------

Non-GAAP net income                  $10.2    $6.8     $34.7   $19.9
                                  ========= ======= ========= =======

Diluted earnings per share as
 reported                            $0.25   $0.10     $0.86   $0.31
    Non-GAAP adjustments, net of
     taxes:
    Integration/restructuring and
     other costs                         -    0.07         -    0.19
    Purchase accounting impact of
     recording Alkahn Labels,
     Inc.'s inventories at fair
     value                               -    0.01         -    0.01
                                  --------- ------- --------- -------

Non-GAAP diluted earnings per
 share                               $0.25   $0.18     $0.86   $0.51
                                  ========= ======= ========= =======

Weighted average shares
 outstanding - diluted                40.9    39.5      40.4    39.5
                                  ========= ======= ========= =======

     CONTACT: Paxar Corporation
              Bob Powers, 914-697-6862